EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Icahn Enterprises L.P. and to the incorporation by reference therein of our reports dated February 23, 2011, with respect to the consolidated financial statements of Federal-Mogul Corporation and the effectiveness of internal control over financial reporting of Federal-Mogul Corporation, included in Icahn Enterprises L.P.’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
February 6, 2012